Exhibit 99

NEWS RELEASE

ARTHUR J. GALLAGHER & CO. ELECTS NEW DIRECTOR

Itasca, IL, July 26, 2013 — Arthur J. Gallagher & Co. announced that Sherry S. Barrat has been elected to serve on the company’s Board of Directors.

Ms. Barrat has over 40 years of management, operational and financial experience. She retired in 2012 as Vice Chairman of Northern Trust Corporation. During her 22 year career at Northern Trust, she served in various leadership roles and was a member of the Northern Trust Management Committee. She was also the Global President of Northern Trust’s Personal Financial Services business, which provides asset management, fiduciary, estate and financial planning, and private banking services to individuals and families around the world.

Ms. Barrat currently serves as a director of NextEra Energy, Inc., and Prudential Insurance Funds, and is a member of the Women Corporate Directors’ Global Advisory Board. She is active in the non-profit community, and most recently served as a Board member for the Chicago Goodman Theatre, where she was the Co-Chair of the Nominating Committee, and the Chicago Public Library Foundation. She is also a former Board member of the Joffrey Ballet and a former member of the Advisory Boards for Columbia College of Chicago and UCLA Anderson School of Business.

“We are extremely pleased to welcome Sherry Barrat to our Board of Directors,” said J. Patrick Gallagher, Jr., Chairman, President and CEO. “With her extensive business, finance and leadership experience in both the public and private environments, she will be an excellent addition to our Gallagher team. We look forward to working with Sherry and benefiting from her deep understanding of the financial services industry.”

Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm, is headquartered in Itasca, Illinois, has operations in 20 countries and has client service capabilities in more than 140 countries around the world through a network of correspondent brokers and consultants.

CONTACT: Marsha J. Akin

Director-Investor Relations

630-285-3501/ marsha_akin@ajg.com

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